Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON
TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com

June 1, 2016

Tallgrass Energy GP, LP

4200 W. 115th Street

Suite 350

Leawood, KS 66211

Ladies and Gentlemen:

We have acted as counsel for Tallgrass Energy GP, LP, a Delaware limited partnership (“TEGP”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering Class A shares representing limited partner interests in TEGP (the “Class A Shares”) to be sold by the selling security holders identified therein (the “Selling Security Holders”) from time to time pursuant to Rule 415 under the Securities Act. The Class A Shares sold by the Selling Security Holders will be issued upon the exchange of units representing limited liability company interests of Tallgrass Equity, LLC, a Delaware limited liability company (“Tallgrass Equity Units”), together with an equivalent number of Class B shares representing limited partner interests in TEGP (the “Class B Shares”) pursuant to Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of TEGP (the “Partnership Agreement”) and Section 9.4 of the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC (the “LLC Agreement”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Partnership Agreement and the Certificate of Limited Partnership of TEGP, each as amended to the date hereof, (ii) the Amended and Restated Limited Liability Company Agreement of TEGP Management, LLC, a Delaware limited liability company and the general partner of TEGP (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the LLC Agreement, (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of TEGP and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of TEGP and the General Partner, (vi) the Registration Statement and the prospectus contained therein (the “Prospectus”) and (vii) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

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In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Class A Shares offered thereby; (iii) all Class A Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) the certificates, if any, for the Class A Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class A Shares, or, if uncertificated, valid book-entry notations will have been made in the unit register of TEGP in accordance with the provisions of the governing documents of TEGP; and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that when the Class A shares have been issued and delivered to the Selling Security Holders in the manner described in the Registration Statement upon the surrender of the Tallgrass Equity Units and Class B Shares, such Class A Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and applicable federal law of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.